Exhibit 99.3

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM TO PRESENT AT 10TH ANNUAL BIOTECH

IN EUROPE INVESTOR FORUM

SAN DIEGO, CA – September 20, 2010 – Cardium TherapeuticNALs (NYSE Amex: CXM) announced today that Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer will present at the 10th Annual Biotech in Europe Investor Forum to be held September 29-30, 2010 at the Radisson Blu Hotel in Zurich. Although this presentation will not be webcast, investors can access a replay of the Company’s recent presentation at the Rodman & Renshaw 12th Annual Healthcare Investment Conference at http://www.wsw.com/webcast/rrshq18/cxm/ or at the Investors section of Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-calendar.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium lifestyle medicinals brand platform. The Company’s lead product candidates include: (1) Excellagen™ topical gel, for wound care management, which Cardium plans to market launch in the fourth quarter subject to pending FDA 510(k) clearance; and (2) Generx®, a DNA-based angiogenic cardiovascular biologic for patients in international markets with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

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Cardium Therapeutics™ Generx® and MedPodium™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™,

Osteorate™, Appexium™ and Linée™ are trademarks of Tissue Repair Company.